EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, April 28, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

First Quarter Earnings

West Point, Va., April 28, 2006 — C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.53 million, or 77 cents per share assuming dilution, for its first quarter ended March 31, 2006, compared with $2.61 million, or 71 cents per share assuming dilution, for the first quarter of 2005.

“First quarter 2006 results reflected the impact of our strategic capital management and growth initiatives,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Expenses associated with our growth initiatives were more than offset by the impact of our large share repurchase in 2005 resulting in an 8 percent increase in earnings per share. First quarter earnings included costs associated with our new retail banking branch in Hampton, Virginia, which opened in the first quarter of 2006, and the Kiln Creek branch, which will be opening in the second quarter; our new operations center, which opened in late 2005; technology initiatives implemented in 2005; interest expense associated with the issuance of trust preferred securities to fund our stock repurchase in 2005; and continued margin compression on sales of loans at our Mortgage Banking segment due to increased competition. We are confident that over time these investments, as well as others planned for 2006, will improve efficiency and enhance customer service, which will contribute to the corporation’s long-term profitability.”

C&F FINANCIAL CORPORATION

Friday, April 28, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

For the first quarter of 2006, the corporation’s return on average equity was 16.65 percent and its return on average assets was 1.51 percent, compared with a 14.70 percent return on average equity and a 1.72 percent return on average assets for the first quarter of 2005. The increase in return on average equity resulted from the accretive effect of the share repurchase in July 2005. The decline in return on average assets resulted from an approximate 11 percent increase in average assets, coupled with slightly lower earnings in the first quarter of 2006.

Retail Banking Segment. First quarter net income for C&F Bank decreased to $1.35 million in 2006 from $1.45 million in 2005. The decline reflected the anticipated effect of the Peninsula branch expansion and the operations center relocation on operating expenses, higher operational and administrative personnel costs to support growth, as well as interest expense on trust preferred securities. Higher noninterest expenses were offset in part by an increase in net interest income, which resulted from an increase in both the amount of and yield on earning assets and a reduction in the provision for loan losses due to improved asset quality. The Bank’s net interest margin has benefited in the short term as variable-rate loans have repriced as short-term interest rates have increased, while deposits have repriced at a more gradual pace. However, future earnings of the Retail Banking segment will be impacted by net interest margin compression as the lag in deposit repricing continues to diminish.

The Bank’s nonperforming loans and accruing loans past due 90 days or more at March 31, 2006 and December 31, 2005 consisted primarily of one commercial relationship. In March 2006, the borrower entered into a contract to sell the real estate collateral for these loans. Based upon the current terms of the contract

C&F FINANCIAL CORPORATION

Friday, April 28, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

between the borrower and the purchaser, no losses are expected on this relationship and any recovery of past due interest and expenses will be recognized upon the closing of the sale of the collateral.

Mortgage Banking Segment. First quarter net income for C&F Mortgage Corporation decreased to $451,000 in 2006 from $567,000 in 2005. Higher personnel and operating expenses associated with expansion into new markets, along with continued margin compression on sales of loans resulting from competition contributed to the decline in net income, and were offset in part by an increase in gains on sales of loans, the volume of which increased 4.8 percent in 2006. Future earnings of the Mortgage Banking segment may be negatively affected if the upward trend in interest rates continues and there are fewer new and resale home sales and loan refinancings.

Consumer Finance Segment. First quarter net income for C&F Finance Company increased to $701,000 in 2006 compared to $617,000 in 2005. The increase in 2006 resulted from a 19.1 percent increase in average loans outstanding, which more than offset the increases in the cost of borrowings attributable to rising interest rates, the provision for loan losses and operating expenses to support growth. The increase in the provision for loan losses occurred as a result of loan growth and higher charge-offs. Nonaccrual loans have declined since December 31, 2005. The decline reflected cyclical behavior and C&F Finance Company’s overall effort to reduce nonperforming assets.

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $39.10 per share on Thursday, April 27, 2006. At March 31, 2006,

C&F FINANCIAL CORPORATION

Friday, April 28, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

the book value of the corporation was $19.55 per share, and the corporation declared a dividend of 27 cents per share during the first quarter of 2006. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F Bank operates 15 retail bank branches located throughout the Newport News to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 20 offices located throughout Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate,

C&F FINANCIAL CORPORATION

Friday, April 28, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

(5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	3/31/06	12/31/05	3/31/05
Investment securities - available for sale at fair value	$65,981	$65,301	$70,230
Loans held for sale	45,470	39,677	52,571
Loans, net	488,190	465,039	415,802
Federal Home Loan Bank stock	2,678	1,876	2,101
Total assets	681,575	671,957	616,543
Deposits	488,114	495,438	446,234
Borrowings	118,984	102,314	81,485
Shareholders’ equity (1)	61,646	60,086	71,447

Statements of Income

	For The Quarter Ended
	3/31/06	3/31/05
Interest income	$13,493	$11,092
Interest expense	3,933	2,248
Provision for loan losses (2)	1,275	1,089
Other operating income:
Gains on sales of loans	3,863	3,679
Other	2,123	2,068
Other operating expenses:
Salaries and employee benefits	6,949	6,455
Other	3,681	3,285
Income tax expense	1,115	1,155
Net income	2,526	2,607
Earnings per common share – assuming dilution (3)	.77	.71
Earnings per common share – basic (3)	.80	.73

Segment Information

	For The Quarter Ended
	3/31/06	3/31/05
Net income – Retail Banking	$1,354	$1,450
Net income – Mortgage Banking	451	567
Net income – Consumer Finance	701	617
Net income (loss) – Other	20	(27)
Mortgage loan originations – Mortgage Banking	214,292	202,964
Mortgage loans sold – Mortgage Banking	208,499	198,959

C&F FINANCIAL CORPORATION

Average Balances

	For The Quarter Ended
	3/31/06	3/31/05
Securities	$66,631	$69,954
Loans held for sale	40,735	40,417
Loans	490,725	414,205
Fed funds sold/interest bearing deposits at other banks	11,440	28,399
Total earning assets	609,531	552,975

Time, checking and savings deposits	409,355	370,738
Borrowings	112,004	78,703
Total interest bearing liabilities	521,359	449,441
Demand deposits	73,950	70,709
Shareholders’ equity (3)	60,690	70,934

Asset Quality

Retail and Mortgage Banking Segments	3/31/06	12/31/05	3/31/05
Nonperforming assets*	$3,526	$4,083	$4,209
Accruing loans past due for 90 days or more	$3,524	$3,826	$2,208
Allowance for loan losses	$4,685	$4,718	$4,525
Nonperforming assets to loans**	0.91%	1.11%	1.28%
Allowance for loan losses to loans**	1.21	1.29	1.38
Allowance for loan losses to nonperforming assets	132.87	115.56	107.53

*	Nonperforming assets consist solely of nonaccrual loans for each period presented.
**	Loans exclude Consumer Finance segment loans presented below.

Consumer Finance Segment	3/31/06	12/31/05	3/31/05
Nonaccrual loans	$745	$1,819	$1,329
Accruing loans past due for 90 days or more	8	26	312
Allowance for loan losses	8,773	8,346	7,223
Nonaccrual consumer finance loans to total consumer finance loans	0.64%	1.64%	1.35%
Allowance for loan losses to total consumer finance loans	7.57	7.51	7.33

C&F FINANCIAL CORPORATION

Other Data and Ratios

	At/For The Quarter Ended
	3/31/06	3/31/05
Annualized return on average assets	1.51%	1.72%
Annualized return on average equity (3)	16.65%	14.70%
Dividends declared per share	$.27	$.24
Shares repurchased	1,520	—
Average price of repurchased shares	$39.56	—
Weighted average shares outstanding – assuming dilution (3)	3,274,462	3,685,550
Weighted average shares outstanding – basic (3)	3,148,640	3,551,093
Market value per share at period end	$40.58	$36.27
Book value per share at period end	$19.55	$20.15
Price to book value ratio at period end	2.08	1.80
Price to earnings ratio (ttm)	11.80	11.74

Notes to Selected Financial Data

(1)	Shareholders’ equity at 3/31/06 and 12/31/05 includes the effect of the corporation’s repurchase of 427,186 shares of its common stock at $41 per share. This offer expired on July 22, 2005 and the corporation accepted the tendered shares on July 27, 2005.
(2)	Included in the provision for loan losses are $1.28 million and $989,000 for the quarters ended 3/31/06 and 3/31/05, respectively, attributable to C&F Finance Company.
(3)	Earnings per share, return on average equity and weighted shares outstanding calculations for the quarter ended 3/31/06 reflect the corporation’s repurchase of 427,186 shares of its common stock at $41 per share effective July 27, 2005.

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